EXHIBIT 10.57

January 22, 2010

Ms. Lauren M. Sabella
120 Mohican Hill Road
Fairfield, CT  06825

Dear Lauren:

I am pleased to present this offer of employment to you as Executive Vice President – Commercial Development reporting to Ron Cohen, President & CEO.   If approved by Acorda’s Board of Directors, you will be elected a Named Executive Officer.

The terms of the offer are as follows:

1.	The salary is $320,000 per annum, payable semi-monthly on the 15th and the last business day of the month. The semi-monthly rate is $13,333.33.

2.	Your start date is January 22, 2010.

3.	You will be eligible to participate in the Company’s benefit plans one month from your hire date.

4.	You will also be eligible to participate in the Company’s 401(k) plan and Flexible Spending Accounts one month from your hire date.

5.	Effective January 1, 2010 you will be eligible for 15 days of vacation. Starting in 2010, the Company will close between Christmas Day and New Year’s Day.

6.
You will receive a base grant of 50,000 options of Acorda common stock, vesting over four years.  In accordance with the Company’s standard option grant procedures, the first 25% of your options will vest at the end of your first 12 months of employment, and the remaining 75% will vest on a quarterly basis over the remaining three years.  The grant date will be determined as the later of the following:  The CEO approval date or the new hire start date, assuming you actually start on that date.  The strike price will be the market price of the stock at the close of business on the date of grant.

7.
In addition, you will receive 25,000 shares of restricted stock of Acorda common stock vesting over a 3-year period as follows:  1/3 of the grant will vest December 1, 2010, 1/3 on December 1, 2011 and 1/3 on December 1, 2012.  Restricted shares are subject to the additional terms and conditions of the Acorda Restricted Share Certificate approved by the Board.

8.
Your Annual Cash Bonus Program target is 40% of base salary and is based on the Company’s performance against the Corporate Goals and individual/team performance against goals established for that bonus year.  Bonus targets include a possible range of zero and can exceed 100% for an individual/team goal or in aggregate.    Eighty percent of your target is attributed to Company performance and twenty percent is attributed to individual/team performance.  The Annual Cash Bonus Program and the Acorda Equity Program are subject to approval by the Board of Directors.

9.
To comply with INS regulations, please bring with you on your first day of work, proof verifying your right to work in the United States.  Some examples are passport, driver’s license and Social Security card, or certificate of citizenship, etc.

10.
This letter is not intended, nor should it be considered, as an employment contract for a definite or indefinite period.  Once employed, you will be an employee at will.  This letter also constitutes the understanding between us with respect to our offer of employment, and replaces and supersedes any previous understandings or arrangements.

Lauren, we are delighted to extend this offer to you.

If you are in agreement with the terms outlined above, please sign and date one copy of this letter and return it to me at your earliest convenience.

Should you have any questions regarding any of the above or any other matter, please contact me.  My telephone number is (914) 347-4300, ext. 159.  You can email me at dduca@acorda.com.

Sincerely,

Denise J. Duca
Sr. Vice President - Human Resources

CC:           Ron Cohen, President and CEO

Accepted:

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Signature